Exhibit 99.1

Real Estate Crowd Funding Pioneer Announces Transformational Transaction

RW Holdings NNN REIT, Inc. to Merge with Rich Uncles Real Estate Investment Trust I and Acquire its External Advisor

COSTA MESA, Calif., Sep. 19, 2019 /PRNewswire/ -- RW Holdings NNN REIT, Inc. (“NNN REIT”) and Rich Uncles Real Estate Investment Trust I (“REIT I”) announced today that they have entered into a definitive merger agreement pursuant to which NNN REIT would acquire REIT I. Concurrently, NNN REIT announced it has entered into a contribution agreement with BrixInvest, LLC (“LLC”), the external manager and sponsor of both REITs, whereby LLC would contribute substantially all of its assets to NNN REIT's Operating Partnership (“NNN OP”). The two all-stock transactions will create the largest real estate crowdfunded equity REIT with over $450 million in real estate assets under management and the first FinTech real estate crowdfunding platform to be wholly owned by its own investors.

This transformational transaction establishes NNN REIT as a best-in-class public, non-listed real estate investment trust (REIT) where investors benefit from internal management, a board of directors with substantial public company real estate experience, the elimination of all external advisory fees and a direct-to-investor business model that cuts out the high-commission middlemen.

“Today over 10,000 individual investors should be congratulated. Were it not for these intrepid spirits uniting under the belief that investing in high quality real estate is available to everyone in a better and more cost-effective way, the private REIT industry never would have emerged from the dark ages,” stated Aaron Halfacre, NNN REIT’s CEO. Mr. Halfacre added, “Since joining the company a year ago, I have worked tirelessly to bring about a vision of a shareholder-owned structure for the non-listed real estate industry, a structure that we believe can dominate the industry in the years to come just like John Bogle’s vision for Vanguard revolutionized the mutual fund industry.”

Following the transactions, the Company is expected to be the first and only known continuously offered, public non-listed equity REIT that offers the diversification benefits of private real estate investment with the best-in-class corporate governance features of publicly listed REITs. In an industry known for REIT sponsors that profit by collecting large fees from their managed REITs and a FinTech industry dominated by institutional venture capitalists with nearly exclusive access to investments, the Company intends to offer investors an alternative that will enable them to put even more of their investment dollars to work by paying no advisory or management fees to external managers and having direct ownership of one of the most successful FinTech real estate crowdfunding platforms.

“Over 14 years ago I had the simple notion that the investment world would be a better place if individual investors, of all walks of life and at every stage of their journey toward financial freedom, could invest in high-quality, institutional-grade real estate without the cost, burden and complexity historically embedded in the heavily intermediated real estate investment industry,” commented Ray Wirta, founder and Chairman of NNN REIT. Mr. Wirta further stated, “Through tremendous effort, trial and learning, we are now seeing that simple notion become a powerful path forward for investors.”

Following the successful merger with REIT I, the combined company will have an improved portfolio that is poised for growth. Owning 45 income-producing properties in 14 states, with approximately 2.2 million square feet, the combined company portfolio will be 100% occupied, with approximately 67% of the combined company’s net rents, on a pro forma basis, coming from properties leased to tenants and/or guarantors with investment grade or equivalent ratings. The combined company portfolio will have a balanced diversification consisting of 19 retail, 14 office, and 12 industrial properties, and no tenant will represent more than 8.1% of the net rents of the combined company, on a pro forma basis, with the top five tenants comprising a collective 32% of the net rents.

“The independent directors of NNN REIT believe that following a lengthy and thorough evaluation process, the transaction will result in a stronger company that is even better positioned to meet the needs of our existing investors and to attract potential future investors,” stated Curtis McWilliams, Chair of the Special Committee of Independent Directors of NNN REIT. Mr. McWilliams added, “Based on the committee’s collective years of public company real estate experience, we believe that NNN REIT has become a company like no other.”

As part of its goal to establish best-in-class corporate governance and raise the standards within the industry, NNN REIT has assembled a slate of directors for its board, comprising its six current directors and an additional director nominee for election to the board, that exemplifies the highest standards of independence, acumen and integrity. Unprecedented for a public non-listed REIT, these individuals have the unique distinction of currently and/or previously serving in such titles as Chairman, Chief Executive Officer, President, Chief Financial Officer and Chief Investment Officer for over 12 public and private real estate companies (including 8 publicly listed REITs) that were responsible for nearly $200 billion in real estate assets, in total, during their respective tenures.

Transaction Terms

In exchange for each share of REIT I common stock, REIT I stockholders will receive 1.000 share of NNN REIT common stock, which is equivalent to $10.16 per REIT I share based on NNN REIT's most recent estimated net asset value per share of $10.16.

In exchange for each LLC unit, LLC unitholders will receive 1.000 Class M Unit in NNN OP, which are ultimately convertible into a minimum of 5.000 shares and, contingent upon the successful achievement of specific milestones, a maximum of 9.000 shares of NNN REIT common stock following the fourth anniversary of the transaction close. Following the fourth year, the converted units will be entitled to dividend distributions and voting rights. Based on NNN REIT's most recent estimated net asset value per share of $10.16, the minimum conversion ratio of 5.000 shares of NNN REIT common stock is equivalent to $50.80 per LLC unit.

Following the closing of the transactions, NNN REIT, REIT I, and LLC stockholders are expected to own approximately 58%, 29%, and 13% of the combined company, respectively.

The transactions are expected to close in late December 2019 or early January 2020, subject to the satisfaction of certain closing conditions, including the approval of the merger by NNN REIT and REIT I stockholders and approval of the contribution by LLC unitholders. The merger and contribution transactions are expected to close concurrently but are not conditioned on the consummation of each other. There can be no assurance that the transactions will be consummated.

In connection with the pending transactions, all of the registered REIT offerings managed by the LLC have been temporarily suspended and, following approval by the respective REITs’ board of directors, will be reopened at a later date.

SEC Update

“The merger with REIT I and the acquisition of LLC are, without doubt, important events in NNN REIT’s history. Equally important is the status of the SEC investigation of our advisor that was opened in early 2017 and fully disclosed by us in our 10-Q filed on May 15, 2017. I am pleased to announce that over the last several months we have been working hard with the SEC Staff to resolve the investigation and that the LLC has now proposed a settlement of the investigation to the SEC, that subject to SEC approval, could be announced very soon. As we have disclosed in more detail in today's 8-K filing, a key element offered by the LLC in the settlement was to provide even greater protection to our investors while staying true to our goal of making real estate investing less expensive. We believe the settlement provides us the opportunity to commit to using securities offering and distribution best practices to implement the guidance of both the SEC and FINRA. We look forward to sharing additional details about our advisor's settlement once it is approved by the SEC as well as updates on the progress of today’s announced transactions,” concluded Aaron Halfacre.

Advisors

The NNN REIT special committee, comprised of the four independent directors, was advised by UBS Investment Bank as exclusive financial advisor and Morris, Manning & Martin, LLP as its legal advisor. The REIT I special committee, consisting entirely of independent directors, was advised by SunTrust Robinson Humphrey, Inc. and Cushman & Wakefield, Inc. as its financial advisors and Corporate Law Solutions, P.C. as its legal advisor. LLC was advised by Nelson Mullins Riley & Scarborough LLP as its legal advisor.

About Rich Uncles Real Estate Investment Trust I

Rich Uncles Real Estate Investment Trust I is an unincorporated public, non-listed real estate investment trust and was formed primarily to invest in single-tenant income-producing properties principally located in California and that are leased to creditworthy tenants under long-term net leases. As of June 30, 2019, the REIT's real estate investment portfolio consisted of 20 properties in three states, including 10 retail, six industrial, and four office properties with approximately 607,000 square feet of aggregate leasable space.

About RW Holdings NNN REIT, Inc.

RW Holdings NNN REIT, Inc. is an incorporated public, non-listed real estate investment trust and was formed to primarily invest, directly or indirectly through investments in real estate owning entities, in single-tenant income-producing properties located in the United States, which are leased to creditworthy tenants under long-term net leases. As of June 30, 2019, the REIT's real estate investment portfolio consisted of 24 operating properties, a 72.7% tenant-in-common interest in an office property and one parcel of land in 13 states, including 10 office, nine retail, and five industrial properties with approximately 1,537,000 square feet of aggregate leasable space.

About BrixInvest, LLC

BrixInvest, LLC (f/k/a Rich Uncles, LLC) is an advisor and sponsor of three public, non-listed real estate investment trusts: Rich Uncles Real Estate Investment Trust I, RW Holdings NNN REIT, Inc., and BRIX REIT, Inc.

ADDITIONAL INFORMATION ABOUT THE MERGER

In connection with the proposed merger, NNN REIT will prepare and file with the SEC a registration statement on Form S-4 containing a Joint Proxy Statement and Prospectus jointly prepared by NNN REIT and REIT I, and other related documents. The Joint Proxy Statement and Prospectus will contain important information about the merger and related matters. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY NNN REIT AND REIT I WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NNN REIT, REIT I AND THE MERGER. Investors and stockholders of NNN REIT and REIT I may obtain free copies of the registration statement, the Joint Proxy Statement and Prospectus and other relevant documents filed by NNN REIT and REIT I with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by NNN REIT and REIT I with the SEC are also available free of charge on NNN REIT’s and REIT I’s website at www.RichUncles.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

PARTICIPANTS IN SOLICITATION RELATING TO THE MERGER

NNN REIT, REIT I and their respective directors, trust managers and executive officers may have direct or indirect interests in the merger due to securities holdings, indemnification agreements and employment terms, and may be deemed to be participants in the solicitation of proxies from NNN REIT’s stockholders and REIT I’s shareholders in respect of the merger. Information regarding NNN REIT’s directors and executive officers can be found in NNN REIT’s most recent Annual Report on Form 10-K filed with the SEC on March 29, 2019. Information regarding REIT I’s trust managers and executive officers can be found in REIT I’s most recent Annual Report on Form 10-K filed with the SEC on March 27, 2019. Additional information regarding the interests of such potential participants will be included in the Joint Proxy Statement and Prospectus and other relevant documents filed with the SEC in connection with the merger if and when they become available. These documents are available free of charge on the SEC’s website and from NNN REIT or REIT I, as applicable, using the sources indicated above.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NNN REIT and REIT I can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from the expectations of NNN REIT or REIT I include, but are not limited to, the risk that the merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability of NNN REIT or REIT I to obtain stockholder approval of the merger or the failure to satisfy the other conditions to completion of the merger; NNN REIT’s inability to consummate the transaction with LLC; risks related to disruption of management’s attention from the ongoing business operations due to the merger and/or the transaction with LLC; the possibility that the SEC will not approve the settlement of the SEC investigation on the terms recommended by the staff of the SEC or at all; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of NNN REIT or REIT I; and other factors, including those set forth in the Risk Factors section of NNN REIT’s and REIT I’s most recent Annual Report on Form 10-K for the year ended December 31, 2018, as updated by NNN REIT’s and REIT I’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019 filed with the SEC, and other reports filed by NNN REIT and REIT I with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Each of NNN REIT and REIT I undertake no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Jennifer Barber

Chief of Staff

(949) 537-2421

jbarber@richuncles.com